EXHIBIT 99.2

CCBN StreetEvents Conference Call Transcript

WLS—3rd Quarter 2003 Earnings Results

Event Date/Time: Nov. 17. 2003 / 11:00AM ET

Event Duration: N/A

WLS - 3rd Quarter 2003 Earnings Results

CORPORATE PARTICIPANTS

Mike Grubbs

William Lyon Homes—Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Bob Klein

Bear Stearns—Analyst

Robert Manowitz

UBS—Analyst

Larry Clark

TCW—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to your William Lyon Homes’ third-quarter 2003 earnings conference call. My name is Jean (ph). I will be your conference coordinator. At this time all lines are in a listen-only mode. After our presentation we will open the call to questions. (CALLER INSTRUCTIONS). I would like to advise you this conference is being recorded for replay purposes. Now I would like to turn the call over to your host, Mike Grubbs, Chief Financial Officer.

Mike Grubbs - William Lyon Homes - Chief Financial Officer

Thank you, Jean. I want to welcome everyone to today’s conference call. Joining me also today on the call is Wade Cable, the company’s President and Chief Operating Officer; Rick Robinson, senior Vice President, Finance; and Doug Harris, Vice President, Corporate Controller and Corporate Secretary. This conference call is also being broadcast on our website at www.lionhomes.com. A detailed Investor Relations’ section complements the site providing financial information, live and replay broadcast of previous earnings calls, as well as email alerts for all future calls, press releases and filings.

This conference call will also be available for replay within two hours of the end the call. Regarding the disclosure statement, certain statements contained in this release and conference call that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further certain forward-looking statements are based on assumptions of featured events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the company competes, changes in interest rates and competition, as well as other factors discussed in the company’s reports filed with the SEC.

For the three months ended September 30, we were pleased with our overall results for the quarter ended September 30 and we are excited about our outlook for the balance of this year and its impact on 2004. As of last quarter we continue to be encouraged with our overall net new home order activity and our corresponding backlog in all of our markets. As we indicated in our last conference call, our third-quarter deliveries were expected to be approximately 45 percent of our June 30 backlog of 1,507 units and we ended the quarter up slightly from that guidance by delivering 689 units, which was a 3 percent increase from 668 units a year ago.

Our net new home orders for the quarter were a company record for any previous quarter at 977 homes, an increase of 96 percent as compared to 499 for the quarter ended September 30, 2002. The increase in period over period net new home orders was primarily the result of the continued strong demand in all of our markets, combined with a 45 percent increase in the average number of sales locations to 45 for the quarter ended September 30, 2003, as compared to 31 for the comparable period a year ago.

This overall 45 percent increase in sales locations was primarily generated in California and Nevada. In California net new home orders increased 69 percent and locations increased 39 percent to 32 locations from 23. In Nevada orders increased 440 percent while locations increased 133 percent to seven from three for the quarter ended September 30, 2002. We ended the quarter with 43 active sales locations and in a minute I will talk about the future locations. Our year-to-date net new home orders through September 30 were 2,682.

This year-to-date order amount would be a company record for any full year previously, so our fourth-quarter orders will just be building on this record year and positioning the company for growth and deliveries in 2004. Our net new home orders have continued to be relatively strong through October and the first part of November. Our year-over-year net new home orders for October increased 99 percent where we averaged approximately 72 per week companywide through an average of 43 sales locations. Our companywide cancellation rate year-to-date through September 30, 2003 increased to 18 percent, which compares to 17 percent in 2002 and at the end of the quarter we had only eight completed and unsold units in inventory.

As I have previously mentioned, we had 43 active sales locations open at September 30, of which 32 were in California, six in Nevada, and five in Arizona. During the fourth quarter—the third quarter, I’m sorry—we opened eight new sales locations and closed out 12. Subsequent to September 30, we anticipate opening another four new communities of which three are in California and one in Nevada. This addition of four new communities while closing out five would result in approximately 42 active sales locations by the end of 2003 to reflect a 17 percent increase from the year ended 2002.

For 2004 we anticipate opening 40 new sales locations of which 27 are in California, six in Nevada, and seven in Arizona. This addition of 40 new communities, while closing out 27, would result in approximately 55 active sales locations by the end of 2004. This would be an increase of 31 percent over the end of this year. Companywide backlog of homes sold but not closed as of September 30 was a company record 1,795 homes, up 62 percent from 1,109 units at September 30, 2002 and up 19 percent from 1,507 homes at June 30, 2003.

The dollar amount of backlog of homes sold but not closed was approximately 800 million, up 75 percent from 455 million a year ago and up 40 percent from 568 million at June 30, 2003. We anticipate delivering over 65 percent of those backlog units in the fourth quarter. Our current backlog as of week ended November 9, increased to 1,823 homes. Revenues from our wholly-owned homes sales for the third quarter were 212 million, up 21 percent compared to 176 million for the quarter ended September 30, 2002.

This higher revenue total was due to a 16 percent increase in the wholly-owned deliveries for the quarter to 577, combined with a 4 percent increase in the average sales price to 368,500. Our gross margins on our wholly-owned projects for the quarter were 17 percent, down slightly from 17.4 percent for the quarter ended June 30 and up 15 percent for the quarter ended September 30, 2002. Our revenues from our joint venture homes sales for the first quarter—for the quarter were 51.3 million, down 35 percent compared to 79 million for the quarter ended September 30, 2002. The lower revenue total was primarily due to a 34 percent decrease in the joint venture deliveries to 112 from 170 last year.

Gross margins on our company’s joint ventures for the quarter were 23 percent; flat when compared to last quarter ended June 30 and up from 17.2 percent for the quarter ended September 30, 2002. Now our combined revenues from homes sales including our unconsolidated joint ventures were 264 million for the third quarter, up 3 percent from 255.6 million for the comparable quarter a year ago, primarily due to a 3 percent increase in the deliveries for the quarter. Income before taxes increased, however, 29 percent to 24.4 million for the quarter as compared to 19 million for the quarter ended September 30, 2002.

The effective tax rate for the third quarter of 2002 was reduced to 27 percent by certain tax credits which were not available in 2003, leaving an effective tax rate of 39 percent for the third quarter this year. Net income for the third quarter increased 8 percent to 14.9 million or $1.49 per diluted share as compared to net income of 13.8 million or $1.30 per diluted share for the comparable period a year ago. Our last 12 months return on average equity continues to be one of the highest in the industry at just under 30 percent.

The Company continues to have a significant volume of activity in joint ventures. Our joint ventures accounted for approximately 20 percent of the company’s combined revenue from sales of homes and 16 percent of its total deliveries. Our real estate inventories of our unconsolidated joint ventures were approximately 242 million at September 30. These joint ventures are financed with 113 million of equity supporting 149 million of debt as of September 30, 2003, which was a debt to cap ratio net of cash of 55.2 percent.

Total net income for the three months ended September 30, 2003 from our unconsolidated joint ventures was approximately 9.5 million, down 16 percent from 11.3 million for the comparable period a year ago. This is primarily due to the 34 percent reduction in joint venture deliveries to 112 units. Our share of this net income was approximately 4.7 million or about 50 percent. Our consolidated balance sheet was approximately 873 million of total assets, which included real estate inventories of 757 million and 47 million was invested in the company’s joint ventures as of September 30.

Total debt was approximately 429 million at the end of the quarter, which included 246 million from our 10 3/4 senior Notes, 177 million from the three revolving credit facilities, and 6 million from our nonrecourse mortgage notes. The company’s debt to book capitalization net of cash was 65.9 percent as of September 30, 2003. The current aggregate maximum loan commitment under our three facilities continue to be 275 million. As of September 30, 2003, we had approximately 80.5 million of availability under our credit facilities, which when added to our cash on hand brought our total liquidity to over $100 million.

During the conference call we have been referring to both GAAP and certain non-GAAP information. EBITDA is a non-GAAP financial measure. Management believes that this measure provides useful information to our investors regarding our financial condition and results of operations, and therefore our definition and reconciliation of net income to EBITDA is presented in our press release and during this conference call, which are both available on our website. Our EBITDA increased 40 percent for the third quarter to 35.8 million and LTM EBITDA increased 39 percent for the period ended September 30, 2003 to 116.3 million from 83.9 million for the comparable period ended September 30, 2002.

Our ratio of net debt to LTM EBITDA was 3.48 times, which improved from 3.53 times for the quarter ended June 30, 2003. Our stock closed the quarter at $50.15 per share compared to a book value of $21.56. It subsequently closed Friday at $63 after reaching a 52-week high of $68.45 on November 6, which was one day after the four-year anniversary of combining the two companies together. Lots owned and controlled—lots owned as of September 30 was 6,316 of which 1,429 are in our unconsolidated joint ventures. Our owned lots represent 42 percent of our total lots controlled. Approximately 61 percent of the owned lots are in California, 24 percent in Nevada, and 15 percent in Arizona.

The company had another 8,600 option lots representing 58 percent of our total of 14,916 lots controlled. Then lastly with our success of new orders and the corresponding backlog we have the opportunity to deliver an additional 75 to 125 units this year, which would add to a previously projected record fourth quarter for the company in terms of deliveries, revenue, and earnings. However given that a significant number of these deliveries are yet to be achieved this year, with a sizable amount being delivered in Southern California in the San Diego markets where recent fires created some production and utility delays, we do remain guarded.

Irrespective of this upside uncertainty we wanted to provide some preliminary guidance for 2004. We expect deliveries including our unconsolidated joint ventures to increase 10 to 15 percent, combined revenue growth of 15 to 20 percent, and EBITDA growth of 10 to 15 percent over 2003. In the event that we do not get these additional deliveries, it will only impact earnings positively next year. Once we have closed our fourth quarter, we will give more concrete guidance for 2004 during our year-end conference call. At this point, Jean, I would like to turn it over for some questions for the group.

QUESTION AND ANSWER

Operator

(CALLER INSTRUCTIONS). Bob Klein (ph) of Bear Stearns.

Bob Klein - Bear Stearns - Analyst

Just trying to get a sense of what dollar value of your inventory is structured as options? And if you could give us a sense also of what the average option premium is as a percent of the total value of the deal should it close?

Mike Grubbs - William Lyon Homes - Chief Financial Officer

Could you repeat the first part of your question?

Bob Klein - Bear Stearns - Analyst

I’m trying to get a sense of what dollar value of inventory is structured as options. You have given us the breakdown of your controlled versus your option lots, but just trying to get a sense of what is a total dollar value of commitment that you have through your option lots?

Mike Grubbs - William Lyon Homes - Chief Financial Officer

I’m not sure if I have that dollar—we have about 50 million of deposits on our option lots of the inventory.

Bob Klein - Bear Stearns - Analyst

What is the approximate percentage of the option value as a percent of the total of ultimate commitment that you might have? Is it 20 percent? More than 20 percent? Can you give me some sense?

Mike Grubbs - William Lyon Homes - Chief Financial Officer

Probably slightly less than 20 percent.

Bob Klein - Bear Stearns - Analyst

Less than 20, great. Thank you.

Operator

Robert Manowitz (ph) of UBS.

Robert Manowitz - UBS - Analyst

Mike, can you give us a little guidance or color on average price going into 2004 by state?

Mike Grubbs - William Lyon Homes - Chief Financial Officer

It is pretty reflective also in our backlog if you did some average price counts on our backlog. Our California markets, we are looking at increasing our average sales price because some of the product that we are in primarily in Northern California, gets around the 550 range next year, 550 to 560. Arizona is relatively flat to about where it is right now which is around 210 to 220 expected for next year.

And then our Nevada markets it’s around 250,000, so that is coming down as you have been able to see on a quarter by quarter basis as we have moved ourselves down on our product there. We have moved out of some of the more expensive products and moved up markets in some to out in North Las Vegas.

Robert Manowitz - UBS - Analyst

Okay, excellent. Thank you.

Operator

Larry Clark (ph) of TCW.

Larry Clark - TCW - Analyst

Just a couple of questions. I noticed the velocity, the sales velocity in Nevada was quite robust and just wondering what you might attribute that to?

Wade Cable - William Lyon Homes - President and Chief Operating Officer

It’s just an outstanding market, Larry, nothing in particular. Every product we have over there is just basically selling out when we open a phase. When you compare year-over-year also, last year we were pretty much sold out of product during the third quarter last year.

Larry Clark - TCW - Analyst

So California also remains pretty strong too, but Nevada just had an even better velocity.

Wade Cable - William Lyon Homes - President and Chief Operating Officer

Yes, but California may be unbelievably strong right now. I think we have a website interest list right now that is at 20,000 people. We had an opening at Ladera Ranch, a preview this weekend at Ladera Ranch and estimates, even in the rain, there were 18,000 people out at the site, not just for our site but for six other builders. And the total at our site I think was over 3,000 people on a Saturday in the rain, so the demand is incredible.

Larry Clark - TCW - Analyst

How is it going in your San Jose subdivision?

Mike Grubbs - William Lyon Homes - Chief Financial Officer

Unbelievable. We sold I think 136 houses since June and we opened with five products and we have another 14 that we’re writing up right now, so about 150.

Wade Cable - William Lyon Homes - President and Chief Operating Officer

We sold about 150 houses since June. Prices are up significantly.

Mike Grubbs - William Lyon Homes - Chief Financial Officer

And the demand is strongest at above $1 million. I think through last week, counting the 14 reservations which we’re converting to sales, I think we have sold 74 houses of the 150, above $1 million.

Larry Clark - TCW - Analyst

Sounds great. As far as San Diego, did the fires slow down demand at all once they were out?

Wade Cable - William Lyon Homes - President and Chief Operating Officer

Actually not demand. It slowed down production more than anything and as Mike gives his numbers, we’ve got an awfully big fourth quarter as you can tell, and we probably lost net a week in San Diego with the fires, with the freeways closed. We have two sites that the fires came very close to. We did not have any damage and none of our employee’s homes were damaged, but it pretty much slowed down the entire marketplace. One of the main concerns down there now are the utility companies. I think San Diego Gas and Electric lost 1,700 poles and so their focus is obviously on restoring service and new hookups are second priority. So if we anticipate anything from the fires it would probably be a slowdown in production.

Larry Clark - TCW - Analyst

Okay, what was your—I missed your projections for fourth quarter deliveries.

Mike Grubbs - William Lyon Homes - Chief Financial Officer

We said it was going to be about 65 percent of our backlog of 1,795 units.

Larry Clark - TCW - Analyst

Okay, great. Thanks, good job.

Operator

(CALLER INSTRUCTIONS). There seemed to be no questions at this time. I would like to turn it back over to management for closing remarks.

Mike Grubbs - William Lyon Homes - Chief Financial Officer

Thank you, Jean. I wanted to thank everyone for participating in today’s call. We look forward to our very big fourth quarter and for our results for next year as well. Thank you.

Operator

Ladies and gentlemen, thank you for participating. You may now disconnect.